Exhibit 5.10

30 June, 2009

Teck Resources Limited Suite 3300 – 550 Burrard Street Vancouver, British Columbia V6C 0B3	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	345 814 7761 Olivaire.Watler@ConyersDillandPearman.com ORW/703609/131237

Dear Sirs

Re:	Aurcay Holdings Inc.
Aur	QB Inc.
Canada	Tungsten (Cayman) Inc.

We have acted as special Cayman Islands legal counsel to Aurcay Holdings Inc., Aur QB Inc., and Canada Tungsten (Cayman) Inc. (each a “Cayman Islands Guarantor” and collectively, the “Cayman Islands Guarantors”), all three of which are Cayman Islands corporations, in connection with the filing on July 2, 2009 of the Registration Statement on Form F-4 (the “Registration Statement”) by Teck Resources Limited (the “Company”) the Cayman Islands Guarantors and the other co-registrants named therein, with the Securities and Exchange Commission, relating to the registration (the “Exchange Offer”) of (i) the Company’s 9.75% Senior Secured Notes due 2014, 10.25% Senior Secured Notes due 2016 and 10.75% Senior Secured Notes due 2019 in an aggregate principal amount of U.S. $4,225,000,000 (collectively, the “Exchange Notes”) and (ii) the guarantees of the Exchange Notes by the Cayman Islands Guarantors and certain other subsidiaries of the Company (the “Guarantees”).

Unless otherwise defined, all capitalized terms used herein which are defined in the registration rights agreement dated as of May 8, 2009 (the “Registration Rights Agreement”) among the Company, the Cayman Islands Guarantors, certain other subsidiaries of the Company named therein and the Initial Purchasers (named therein), shall have the respective meanings ascribed to them in the Registration Rights Agreement.

For the purposes of giving this opinion, we have examined copies of the following documents:

1.	the Registration Statement;

2.	the indenture, dated as of May 8, 2009 and supplemented as of June 25, 2009 by and among the Company, the Cayman Islands Guarantors and certain other subsidiaries of the Company named therein and the Bank of New York Mellon, as Trustee (the “Indenture”);

3.	the Registration Rights Agreement;

4.	the Exchange Notes;

5.	the Guarantees; and

6.	other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

The documents listed in items (1) through (6) above are herein collectively referred to as the “Transaction Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

In relation to each of the Cayman Islands Guarantors, we have reviewed a Certificate of a Director (the “Director’s Certificate”) dated          June, 2009 certifying that the following documents exhibited thereto are in full force and effect and are unamended:

(1)	a copy of its certificate of incorporation as an exempted limited company under the Companies Law (as revised and amended);

(2)	a copy of its Memorandum and Articles of Association;

(3)	a certificate of good standing issued by the Registrar of Companies in the Cayman Islands, dated 30th June, 2009 (the “Certificate Date”);

(4)

Resolutions of its Directors passed on 5th  May, 2009, together with resolutions of its Shareholders approving the actions of its Directors in entering into the Transaction Documents to which it is a party (the “Resolutions”);

(5)	Register of Members; and

(6)	Register of Directors.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Transaction Documents, other than the Cayman Islands Guarantors, to enter into and perform its respective obligations under the Transaction Documents; (d) the due execution and delivery of the Transaction Documents by each of the parties other than the Cayman Islands Guarantors with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Transaction Documents and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions; (g) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of any jurisdiction other than the Cayman Islands (the “Foreign Laws”) of the Transaction Documents, which are expressed to be governed by such Foreign Laws in accordance with their respective terms; and (i) the validity and binding effect under the Foreign Laws of the submission by the Cayman Islands Guarantors pursuant to the Transaction Documents to the non-exclusive jurisdiction of the courts of any jurisdiction other than the Cayman Islands (the “Foreign Courts”); (j) that on the date of entering into the Transaction Documents the Cayman Islands Guarantors are and after entering into the Transaction Documents will be able to comply and perform their obligations under each of the Transaction Documents; (k) no disposition of property contemplated by the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor of any of the Cayman Islands Guarantors and at an undervalue; (l) each of the Cayman Islands Guarantors was on the date of the Resolutions and the date of the execution of the Transaction Documents to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Transaction Documents is made in good faith and for valuable consideration and at the time of each disposition of property by each Cayman Islands Guarantor, each Cayman Islands Guarantor will be able to pay its debts as they become due from its own moneys.

The obligations of the Cayman Islands Guarantors under the Transaction Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the parties under the Transaction Documents if there are other proceedings in respect of those Transaction Documents simultaneously underway against the parties in another jurisdiction.

We note that it is contemplated that certain of the Transaction Documents will be dated “as of” a certain date. Whilst parties to an agreement may agree as a matter of contract, inter se, that the rights and obligations therein contained should, in so far as the same may be possible, take effect from a date prior to the date of execution and delivery, if as a matter of fact that agreement was executed and delivered after the date “as of” which it is expressed to be executed and delivered, the agreement only comes into effect on the actual date of execution and delivery and, with respect to third parties, the agreement in so far as the rights of third parties may be available thereunder, take effect only from the actual date of execution and delivery.

A conveyance charge or other security interest or payment obligation granted or made by a company at a time when that company was unable to pay its debts as they fell due, and made or granted in favour of a creditor with a view to give that creditor a preference over the other creditors of the company, will be invalid pursuant to Section 145(1) of the Companies Law (2007 Revision)(as amended) (the “Companies Law”), if made, incurred or taken within 6 months immediately preceding the commencement of the liquidation of the company.

Under section 146 of the Companies Law, any disposition of property made at an undervalue by or on behalf of a company with intent to defraud its creditors (which means an intention by the party disposing of the property to wilfully defeat an obligation owed to a creditor), shall be voidable at the instance of the official liquidator.

We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event or default or to pay a specified rate of interest on the amount of a judgment after the date of judgement. We express no opinion in respect of the enforceability of any provision in the Transaction Documents which purports to fetter the statutory powers of the Cayman Islands Guarantors.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. We express no opinion as to whether the Transaction Documents create valid and binding obligations of the Cayman Islands Guarantors under the relevant Foreign Laws by which they are expressed to be governed. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter without our written consent, except that we consent to the use of and reliance on this opinion by the Company’s counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP for issuance of its opinion letter in connection with the transactions contemplated by the Transaction Documents.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	Each of the Cayman Islands Guarantors is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands) and has the power and authority to own assets and to conduct the business which it conducts or proposes to conduct pursuant to the Transaction Documents in accordance with its Articles of Association.

2.	Each of the Cayman Islands Guarantors has the necessary corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party.

3.	The execution and delivery of the Transaction Documents by the Cayman Islands Guarantors and the performance by the Cayman Islands Guarantors of their obligations thereunder will not violate the Memorandum or Articles of Association of the relevant Cayman Islands Guarantor nor any applicable law, regulation, order or decree in the Cayman Islands.

4.	Each Cayman Islands Guarantor has taken all corporate action required to authorise its execution, delivery and performance of the Transaction Documents to which it is a party. The Transaction Documents have been duly executed and delivered by or on behalf of each Cayman Islands Guarantor, and constitute the valid and binding obligations of each Cayman Islands Guarantor in accordance with the terms thereof.

5.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Transaction Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.

Yours faithfully

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman